UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under Rule 14a-12

PEOPLES FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2024

Dear Shareholder:

I am writing to remind you to vote FOR each of the nominees recommended by our Board of Directors (the “Board”) as to the election of directors for Peoples Financial Corporation (the “Company”) and FOR the ratification of the Board’s selection of independent auditors by signing, dating and returning the WHITE PROXY CARD for this year’s annual meeting (the “Meeting”).

We are also proud to announce that leading independent proxy advisory firms, Glass Lewis & Co., and Institutional Shareholder Services, Inc. (“ISS”), recently recommended that (i) shareholders vote FOR each of the Board’s nominees by returning the WHITE PROXY CARD, and (ii) shareholders NOT VOTE FOR STILWELL GROUP NOMINEE STEWART F. PECK. Considering that the Company just experienced its third best year of earnings ever1, and was recently recognized as part of the 2024 OTCQX Best 50, a ranking of the top-performing OTCQX companies in the prior calendar year2, these recommendations in favor of our Board’s nominees and against the nominee of the Stilwell Group certainly are warranted.

In order to repel the hostile challenge from this New York hedge fund, please DISCARD ANY green proxy card, and SIGN, DATE AND RETURN THE WHITE PROXY CARD that is enclosed.

If you have already signed and returned the green proxy card from the Stilwell Group, we urge you to reconsider and promptly sign, date and return the enclosed WHITE PROXY CARD or vote by telephone or internet using the instructions on the WHITE PROXY CARD. Only the latest dated proxy card or vote you submit will be counted.

If you have any questions or need assistance in voting your shares, please feel free to give me a call at (228) 435-8205. We appreciate your prompt attention to this matter, and your continued support of and interest in our Company.

Sincerely yours,

Chevis C. Swetman

Chairman, President and Chief Executive Officer

1 See Current Report on Form 8-K filed by the Company on January 24, 2024

2 The story “OTC Markets Group Announces the 2024 OTCQX Best 50,” in Bloomberg can be found in the following link: https://blinks.bloomberg.com/news/stories/S7GHBZ33O5C0

Important Information

This letter may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”). The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a proxy statement in connection with the Annual Meeting (the “Proxy Statement”), and advises its shareholders to read the Proxy Statement because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Company at P.O. Box 529, Biloxi, Mississippi 39533-0529.